Exhibit 5.2

[Letterhead of Shearman & Sterling LLP]
July 12, 2012
The Board of Directors
Legg Mason, Inc.
100 International Drive
Baltimore, MD 21202
Legg Mason, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Legg Mason, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company's 5.50% Senior Notes due 2019 (the “Exchange Notes”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $650,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 5.50% Senior Notes due 2019 issued on May 21, 2012 (the “Old Notes”), which have not been registered under the Securities Act. The Exchange Notes will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to a first supplemental indenture, dated as of May 21, 2012 (the “Supplemental Indenture”), to an indenture providing for the issuance of senior debt securities in series, dated as of May 21, 2012 (together with the Supplemental Indenture, the “Indenture”), each between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). In our capacity as counsel to the Company, we have reviewed originals or copies of the following documents:

(a)	The Indenture.

(b)	A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”
We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The registration rights agreement, dated as of May 21, 2012, among the Company and the Purchasers named therein.

(d)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regularly regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that, when duly executed and delivered by the Company, to the extent governed by New York law, and when authenticated by the Trustee and delivered in exchange for the Old Notes as provided in the Prospectus, the Exchange Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
Our opinion expressed above is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and (b) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.
This opinion letter is rendered to you in connection with the Exchange Offer.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP

JSS/MSJ/CCD/GR
LLJ

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